FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES ANNOUNCES RESOLUTION OF PROXY CONTEST AND CHANGES IN BOARD OF DIRECTORS

Abilene, Kan. (March 7, 2008) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) today announced it has resolved the threatened proxy contest with Strongbow Capital, Ltd., Strongbow Capital Management, Ltd. and Raymond A. D. French.

Effective immediately, Warren H. Gfeller and Robert L. Ring have resigned from the Board of Directors, and the remaining five board members have elected Royce Winsten as Chairman of the Board.

Pursuant to the resolution of the threatened proxy contest, the Board has appointed Raymond A.D. French and James G. Hyde to the Board of Directors, effective immediately.

With these changes, the Board of Directors will consist of Patrick G. Doherty, Raymond A.D. French, James G. Hyde, Dennis E. Logue, Lolan Mackey, Dennis A. Mullin and Royce Winsten. These are the individuals who will constitute the slate of Directors nominated by the Company for election at the 2008 annual meeting, except that the slate of Directors will not include any Directors who choose not to stand for re-election. With these changes, to the composition of the Board, Strongbow Capital and Mr. French have advised the Board they do not intend to pursue a proxy contest at the Company’s 2008 annual shareholders meeting.

Mr. Winsten commented on the changes: “The Board would like to thank Warren Gfeller and Bob Ring for their time, energy and service to the Board. As Duckwall-ALCO passes through a time of transition following changes in leadership at the Board and CEO levels, our directors are working closely with management to support and enable the actions needed to maximize performance and shareholder value.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With more than 250 stores across 22 states, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 107 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

This communication may be deemed to be proxy solicitation material. In connection with the upcoming annual meeting of stockholders, the Company will file materials with the Securities and Exchange Commission, including a definitive proxy statement on Schedule 14A, which will be mailed to the stockholders of the Company. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED AND TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement and other documents when they are filed by the Company at the Securities and Exchange Commission’s web site at www.sec.gov.

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For more information, contact:

Donny R. Johnson

Chief Financial Officer, Senior Vice President and

Interim Chief Executive Officer

785-263-3350 x164

e-mail: djohnson@ALCOstores.com

website: www.ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com